Exhibit 5.2

[LETTERHEAD OF JONES VARGAS]

April 8, 2011

Board of Directors

Speedway Motorsports, Inc.

5555 Concord Parkway South

Concord, North Carolina 28027

Re:	Speedway Motorsports, Inc. 6.75% Senior Notes due 2019 Trustee: US Bank National Association

Gentlemen:

We have acted as special counsel to SMI Systems, LLC a Nevada limited liability company (“Nevada Guarantor”) which is a subsidiary of Speedway Motorsports, Inc. a Delaware Corporation (“Company”) in connection with the Company’s registration statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $150,000,000 aggregate principle amount of 6.75% Senior Notes due 2019 (the “Exchange Notes”) and the Guarantees (the “Guarantees”) by the guarantors of the Company’s obligations under the Exchange Notes (the “Guarantors”). The Exchange Notes will be issued under an Indenture dated as of February 3, 2011 (the “Indenture”) among U. S. Bank National Association, as trustee (the “Trustee”), the Company and the Guarantors listed on the signature pages thereto. The Exchange Notes will be offered by the Company in exchange (the “Exchange Offer”) for $150,000,000 aggregate principle amount of its outstanding 6.75% Senior Notes due 2019 (the “Private Notes”).

In that connection, we have examined the originals, or copies otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including:

(i) Articles of Organization filed with the Nevada Secretary of State on December 17, 1998, Operating Agreement, and Certificate of Existence with the State of Nevada and Certificate of Good Standing of the Nevada Guarantor.

(ii) The Unanimous Written Consent of the Managers of the Nevada Guarantor.

(iii) The Registration Rights Agreement by and amongst Speedway Motorsports, Inc., the Guarantors and the initial purchasers named therein.

(iv) The Purchase Agreement between Speedway Motorsports, Inc., the Guarantors and the initial purchasers named therein.

(v) The Indenture.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which the opinion is rendered, the authority of such person signing on behalf of the parties thereto other than the Nevada Guarantor and the due

April 8, 2011

authorization, execution and delivery of all documents by the parties thereto other than the Nevada Guarantor. We have also assumed that the Indenture is a valid and legally binding obligation of the Trustee.

As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers, other representatives of the Nevada Guarantor and others.

Based upon and subject to the assumptions set forth and the qualifications and limitations set forth below, we are of the opinion that when, (i) the Registration Statement becomes effective; (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof in exchange for the Private Notes pursuant to the Registration Rights Agreement, the Guarantee of the Nevada Guarantor will be validly authorized by the Nevada Guarantor and will be a binding obligation of the Nevada Guarantor. Our opinion expressed above is subject to the qualifications and we express no opinion as to the applicability of, compliance with or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law effecting the enforcement of creditor rights generally, (ii) general principles of equity (regardless whether enforcement is considered in a proceeding of equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) Nevada’s One Action Rule as set forth in NRS 40.430, et seq.

With regard to the Guarantee, we express no opinion with respect to:

(a) The enforceability of provisions concerning choice of forum or consent to the jurisdiction of courts, venue of actions or means of service of process.

(b) The enforceability of provisions purporting to waive the right of jury trial.

(c) Any opinion as to (1) any state securities (or “blue sky”) law or regulations, or (2) any federal securities law or regulations.

(d) The enforceability of provisions purporting to require the Guarantor to pay or reimburse attorneys’ fees incurred by another party, or to indemnify another party, which provisions may be limited by applicable statutes and decisions relating to the collection and award of attorneys’ fees;

(e) The enforceability of provisions providing for arbitration;

(f) Provisions relating to evidentiary standards or other standards by which the Guarantee is to be construed;

(g) The enforceability of provisions that enumerated remedies are not exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative;

April 8, 2011

(h) The enforceability of severability provisions;

(i) The enforceability of provisions permitting the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform; or

(j) The enforceability of provisions that purport to create rights of setoff otherwise than in accordance with applicable law.

We do not express any opinion herein concerning any law other than the law of the State of Nevada.

Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

JONES VARGAS

/s/ Patrick J. Sheehan, Esq.
Patrick J. Sheehan, Esq.

PJS/epas